                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 461915100                                            Page 1 of 9 Pages

    1)   Names of Reporting Persons

         IRS Identification No. Of Above Persons

             The PNC Financial Services Group, Inc.
             (formerly, PNC Bank Corp.) 25-1435979

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a) [ ]
        b) [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Pennsylvania

    Number of Shares      5)  Sole Voting Power                       45,198,063

    Beneficially Owned    6)  Shared Voting Power                            -0-

    By Each Reporting     7)  Sole Dispositive Power                  44,937,800

    Person With           8)  Shared Dispositive Power                     6,500

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person 45,198,063*

                                                    *See the response to Item 4.

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         See Instructions                                                   [ ]

    11)  Percent of Class Represented by Amount in Row (9)               70.42*

                                               *See the response to Item 4.

    12)  Type of Reporting Person   (See Instructions)                       HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 461915100                                            Page 2 of 9 Pages

   1)  Names of Reporting Persons

       IRS Identification No. Of Above Persons

          PNC Bancorp, Inc.   51-0326854

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY


   4)  Citizenship or Place of Organization    Delaware

   Number of Shares      5) Sole Voting Power                         45,191,563

   Beneficially Owned    6) Shared Voting Power                              -0-

   By Each Reporting     7) Sole Dispositive Power                    44,937,800

   Person With           8) Shared Dispositive Power                         -0-

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person 45,191,563*

                                                    *See the response to Item 4.

   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                                    [ ]

   11)  Percent of Class Represented by Amount in Row (9)                70.41*

                                              *See the response to Item 4.

   12)  Type of Reporting Person   (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 461915100                                            Page 3 of 9 Pages

   1)  Names of Reporting Persons

       IRS Identification No. Of Above Persons

            PNC Bank, National Association   22-1146430

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
         a)  [  ]
         b)  [  ]

   3)  SEC USE ONLY


   4)  Citizenship or Place of Organization    United States

   Number of Shares     5) Sole Voting Power                          45,191,563

   Beneficially Owned   6) Shared Voting Power                               -0-

   By Each Reporting    7) Sole Dispositive Power                     44,937,800

   Person With          8) Shared Dispositive Power                          -0-

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  45,191,563*

                                                    *See the response to Item 4.

   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

        See Instructions                                                    [ ]

   11)  Percent of Class Represented by Amount in Row (9)                70.41*

                                                    *See the response to Item 4.

   12)  Type of Reporting Person   (See Instructions)                       BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 461915100                                            Page 4 of 9 Pages

    1)  Names of Reporting Persons

        IRS Identification No. Of Above Persons

             PNC Asset Management, Inc.   51-0380821

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a) [ ]
        b) [ ]

    3)  SEC USE ONLY

    4)  Citizenship or Place of Organization    Delaware

    Number of Shares     5)  Sole Voting Power                        44,935,000

    Beneficially Owned   6)  Shared Voting Power                             -0-

    By Each Reporting    7)  Sole Dispositive Power                   44,935,000

    Person With          8)  Shared Dispositive Power                        -0-

    9)  Aggregate Amount Beneficially Owned by Each Reporting Person 44,935,000*

                                                    *See the response to Item 4.

    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         See Instructions                                                    [ ]

    11)  Percent of Class Represented by Amount in Row (9)                70.02*

                                                    *See the response to Item 4.

    12)  Type of Reporting Person   (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                                 BLACKROCK, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    09247X101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 225646108                                            Page 5 of 9 Pages

         1)  Names of Reporting Persons

             IRS Identification No. Of Above Persons

                  J.J.B. Hilliard, W.L. Lyons, Inc.   61-0734935

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
             a) [ ]
             b) [ ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Kentucky

         Number of Shares      5) Sole Voting Power                        6,500

         Beneficially Owned    6) Shared Voting Power                        -0-

         By Each Reporting     7) Sole Dispositive Power                     -0-

         Person With           8) Shared Dispositive Power                 6,500

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                          6,500*

                                                    *See the response to Item 4.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

              See Instructions                                               [ ]

         11)  Percent of Class Represented by Amount in Row (9)
                                                                Less than  0.01*

                                                    *See the response to Item 4.

         12)  Type of Reporting Person   (See Instructions)                   IA

                                                               Page 6 of 9 Pages

ITEM 2(a) - NAME OF PERSON FILING:

     The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National Association;

     PNC Asset Management, Inc.; and J.J.B. Hilliard, W.L. Lyons, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

     PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

     PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

     PNC Asset Management, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

     J.J.B. Hilliard, W.L. Lyons, Inc. - 501 South 4th Avenue, Louisville, KY 40202-2517

ITEM 2(c) - CITIZENSHIP:

     The PNC Financial Services Group, Inc. - Pennsylvania

     PNC Bancorp, Inc. - Delaware

     PNC Bank, National Association - United States

     PNC Asset Management, Inc. - Delaware

     J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [X] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

(e) [X] An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [X] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2003:

(a) Amount Beneficially Owned:                                    45,198,063 shares*

(b) Percent of Class:                                                          70.42

(c) Number of shares to which such person has:

      (i)   sole power to vote or to direct the vote                      45,198,063
      (ii)  shared power to vote or to direct the vote                           -0-
      (iii) sole power to dispose or to direct the disposition of         44,937,800
      (iv)  shared power to dispose or to direct the disposition of            6,500

*Of the total shares of Common Stock reported herein, 40,000,000 shares are

                                                               Page 7 of 9 Pages

Common Stock B and 4,935,000 shares are Common Stock A all held by PNC Asset Management, Inc. The Common Stock B is convertible into Common Stock A on a 1 for 1 basis pursuant to the terms of the Common Stock. The 4,935,000 shares of Common Stock A reported herein were converted from Common Stock B shares as of December 31, 2001. The percentage reported herein is based on 64,179,035 shares of Common Stock outstanding at October 31, 2003 (18,340,975 shares of Common Stock A and 45,838,060 shares of Common Stock B). On this basis, PNC Asset Management, Inc. holds 26.91% of the Common Stock A and 87.26% of the Common Stock B.

Of the total shares reported herein, 6,500 shares of Class A Common Stock are held in accounts at J.J.B. Hilliard, W.L. Lyons, Inc. in a fiduciary capacity.

Of the total shares reported herein, 256,563 shares of Class A Common Stock are held in accounts at PNC Bank, National Association in a fiduciary capacity.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Asset Management, Inc. - HC (indirect wholly owned subsidiary of PNC Bank, National Association)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)


ITEM 10 - CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 2004                                              February 10, 2004
--------------------------------------------------             ------------------------------------------
Date                                                           Date

By:  /s/ Joan L. Gulley                                        By: /s/ Joan L. Gulley
--------------------------------------------------             ------------------------------------------
Signature - The PNC Financial Services Group, Inc.             Signature - PNC Bank, National Association


Joan L. Gulley, Vice President                                 Joan L. Gulley, Executive Vice President
--------------------------------------------------             ------------------------------------------
Name & Title                                                   Name & Title

February 10, 2004                                              February 10, 2004
--------------------------------------------------             ------------------------------------------
Date                                                           Date

By: /s/ Maria C. Schaffer                                      By:  /s/ Maria C. Schaffer
--------------------------------------------------             ------------------------------------------
Signature - PNC Bancorp, Inc.                                  Signature - PNC Asset Management, Inc.

Maria C. Schaffer, Executive Vice President                    Maria C. Schaffer, Controller & Treasurer
--------------------------------------------------             ------------------------------------------
Name & Title                                                   Name & Title

                                                               Page 8 of 9 Pages


February 10, 2004
---------------------------------------------
Date

By: /s/ James R. Allen
---------------------------------------------
Signature - J.J.B. Hilliard, W.L. Lyons, Inc.

James R. Allen, President
---------------------------------------------
Name & Title



                   AN AGREEMENT TO FILE A JOINT STATEMENT FOR
                    THE PNC FINANCIAL SERVICES GROUP, INC.,
             PNC BANCORP, INC., PNC BANK, NATIONAL ASSOCIATION AND
                           PNC ASSET MANAGEMENT, INC.
               WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

                                                               Page 9 of 9 Pages

                                                                       EXHIBIT A



                                    AGREEMENT

                                February 10, 2004

     The undersigned hereby agrees to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by BlackRock, Inc.

     The undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

     The undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information contained therein but is not responsible for the completeness or accuracy of the information concerning the other joint filers.

     This Agreement applies to any amendments to Schedule 13G.

                                            J.J.B. HILLIARD, W.L. LYONS, INC.


                                            BY: /s/ James R. Allen
                                                --------------------------------
                                                James R. Allen, President